This merger involves an offer of securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its directors are residents of a foreign country.  You may not be able to sue a foreign company or its directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only.

While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

(Stock Code 1943, Tokyo Stock Exchange First Section)

June 10, 2010
To Our Shareholders
Goro Yagihashi, President and Representative Director
Daimei Telecom Engineering Corp.
11-20, Nishi-Gotanda 2-chome, Shinagawa-ku, Tokyo

Convocation Notice of the 66th Ordinary General Meeting of Shareholders

Dear Shareholders:

Daimei Telecom Engineering Corp. (“Daimei” or the “Company”) hereby informs you of the 66th Ordinary General Meeting of Shareholders of the Company to be held as set forth below. Your attendance will be highly appreciated.

If you are unable to attend the meeting, please review the reference materials for the General Meeting of Shareholders attached hereto and exercise your voting rights by 5:00 p.m. on Monday, June 28, 2010 (Japan time).

Details

1. Date and Time:	Tuesday, June 29, 2010 at 10:00 a.m. (Japan time)

2. Venue:	Daimei Telecom Engineering Corp.
(The Headquarters Building, the 5th floor Conference Room)
11-20, Nishi-Gotanda 2-chome, Shinagawa-ku, Tokyo

3. Agenda of the Meeting:
Matters to be reported:
1.
The business report and the consolidated financial statements, and related reporting on the audit results of the audits of the consolidated financial statements by the Company’s accounting auditors and the Board of Auditors for the 66th period (from April 1, 2009 through March 31, 2010); and

2.	Reporting on the details of the accounting documents for the 66th period (from April 1, 2009 through March 31, 2010).
Matters to be resolved:
Resolution 1	Approval of the proposed appropriation of surplus and
Resolution 2	Approval of the establishment of the wholly owning parent company through the transfer of shares.

Please see enclosed reference materials.

(Notes)	-
Should there be any modification to any matter contained in the attachments to this convocation notice or the reference materials for the General Meeting of Shareholders, the details of such modification shall immediately be disclosed on the Company’s website (http://www.daimei.co.jp/).

-	Subsequent to the adjournment of the general meeting of shareholders, we will hold a gathering for our shareholders. We would like you to attend the gathering and give us your opinions.

Resolution 1.       Appropriation of surplus

It is the Company’s policy to return our profits to our shareholders by taking into consideration the business results, dividend payout ratio, and other factors in order to ensure steady distributions of dividends. It is also the Company’s policy to maintain internal reserves in our belief that such reserves shall be utilized for enhancing our corporate value and preparing the Company for mid- and long-term business development as well as for strengthening our management foundation.

Based on these Company policies, we would like to appropriate surplus as follows:

1.	Year-end dividend
(1)	Type of properties to be distributed as dividends
Cash
(2)	Dividends to be paid to shareholders and the total amount of dividend payments
10 yen per share of the Company’s common stock
Total amount of 390,786,430 yen
Annual dividend per share (including the interim dividend per share of 10 yen per share) of 20 yen per share
(3)	Effective date of the dividend payments from surplus
June 30, 2010
2.	Appropriation of surplus
(1)	Item where surplus increased and corresponding amount
Special reserve funds:	1,600,000,000 yen
(2)	Item where surplus decreased and corresponding amount
Surplus carried forward:	1,600,000,000 yen